Exhibit 8.1

609 Main Street Houston, TX 77002 United States www.kirkland.com

March 11, 2022

Spring Valley Acquisition Corp. 2100 McKinney Avenue, Suite 1675 Dallas, TX 75201 Re: Spring Valley Acquisition Corp. Registration Statement on Form S-4

Ladies and Gentlemen:

We are U.S. tax counsel to Spring Valley Acquisition Corp., a Cayman Islands exempted company (“Spring Valley”), in connection with the preparation and filing of a registration statement on Form S-4, originally filed with the U.S. Securities and Exchange Commission on January 7, 2022 (File No. No. 333-262053) (as amended and supplemented through the date hereof pursuant to the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereafter referred to as, the “Registration Statement”), relating to that certain Agreement and Plan of Merger, dated as of December 13, 2021 (as may be further amended and/or restated from time to time, the “Agreement”), by and among Spring Valley, Spring Valley Merger Sub, LLC an Oregon limited liability company, and NuScale Power, LLC, an Oregon limited liability company. Capitalized terms used but not defined herein shall have the meanings attributed to such terms in the Registration Statement.

You have requested an opinion described in Item 601(b)(8) of Regulation S-K. In providing this opinion, we have assumed (without any independent investigation or review thereof) the following:

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All original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Transactions.

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All factual representations, warranties, and statements made or agreed to by the parties to the Agreement, any representation letters provided to us by any party to the Agreement, and any agreements or documents referenced in the foregoing or otherwise related to the Transactions

March 11, 2022

(the “Transaction Documents”) are true, correct, and complete at all times until the Closing, in each case, without regard to any qualification as to knowledge, belief, or otherwise.

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The description of the Transactions in the Registration Statement is accurate, the Transactions will be consummated in accordance with such description and with the Transaction Documents, without any waiver or breach of any material provision thereof, and the Transactions will be effective under applicable corporate law as described in the Transaction Documents.

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The Transaction Documents and the Registration Statement represent the entire understanding of the parties to the Agreement with respect to the Transactions, there are no other written or oral agreements regarding the Transactions other than the Transaction Documents, and no material terms and conditions thereof have been or will be waived or modified.

This opinion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the U.S. Treasury Department, and the interpretation of the Code and such regulations by the courts and the U.S. Internal Revenue Service (the “IRS”), in each case, as in effect and existing at the date of this opinion. Statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any change made after the date of this opinion, or any inaccuracy in the facts or assumptions on which we have relied in issuing this opinion, could adversely affect our conclusion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any matter other than as required by Item 601(b)(8) of Regulation S-K and as expressly provided herein.

The U.S. federal income tax consequences of the Transactions are complex and are subject to varying interpretations. Our opinion is not binding on the IRS and there is no assurance or guarantee the IRS will agree with our conclusions. Indeed, the IRS may challenge one or more of the conclusions contained herein and may take a position that is inconsistent with the views expressed herein. There is no assurance or guarantee that a court would, if presented with the issues addressed herein, reach the same or similar conclusions as we have reached.

Based on and subject to the foregoing and the qualifications and limitations herein and in the Registration Statement, the discussion set forth in the Registration Statement under the heading “Material United States Federal Income Tax Considerations – U.S. Holders – Effects of the Domestication on U.S. Holders” constitutes our opinion as to the material U.S. federal income tax considerations applicable to U.S. Holders of Spring Valley Class A ordinary shares or Spring Valley Public Warrants as a consequence of the Domestication.

March 11, 2022

This opinion is furnished to you solely for use in connection with the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Sincerely,

/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP